Exhibit 99.1

CONTACTS:

Metro One Telecommunications, Inc.

Duane Fromhart, Chief Financial Officer
(503) 643-9500

Financial Dynamics
Jim Byers (investors)
(415) 439-4504
Chris Toth (financial media)
(415) 439-4503

FOR IMMEDIATE RELEASE

METRO ONE REPORTS 2004 SECOND QUARTER FINANCIAL RESULTS

PORTLAND, Oregon – July 30, 2004 – Metro One Telecommunications, Inc. (Nasdaq: INFO), the leading provider of Enhanced Directory Assistance® and other enhanced telecom services, today reported financial results for the second quarter and six months ended June 30, 2004.

Revenue for the second quarter of 2004 was $43,539,000, compared to $51,035,000 in the preceding year’s second quarter, reflecting reduced call volume.  Net loss for the second quarter was $5,497,000, or a loss of $0.22 per share, compared to a net loss of $9,180,000, or $0.37 per share, in the preceding year’s second quarter.  During the second quarter of 2004, Metro One incurred approximately $6 million in advertising expenses to promote its premium Infone® service and has generated approximately 83,000 registered Infone users to date.

Revenue for the six months ended June 30, 2004 was $87,068,000, compared to revenue of $110,370,000 in the first six months of 2003.  Net loss for the first half of 2004 was $13,347,000, or a loss of $0.54 per share, compared to a net loss of $5,070,000, or a loss of $0.21 per share, in the first half of 2003.

“We are focused on diversifying our business” said Timothy Timmins, Metro One’s president and chief executive.  “While this is a long-term process with many challenges, we believe we will be able to build on and add to a successful, sustainable business.”

Metro One will host a webcast conference call on Friday, July 30, 2004 at 10:00 a.m. Pacific Time to review second quarter 2004 results.  To access the webcast, go to Metro One’s website at www.metro1.com.  An archived webcast replay of the call will also be available at that website.

About Metro One Telecommunications

Metro One Telecommunications, Inc. is the leading developer and provider of Enhanced Directory Assistance and other enhanced telecom services.  The Company operates a network of call centers located strategically throughout the U.S.  Metro One handled approximately 434 million requests for information in 2003.  In May 2003, the Company launched Infone, a premium personal assistant telephone service, for which consumers can sign up by visiting www.infone.com or by calling 888-411-1111.  Infone® is a registered trademark of Metro One Telecommunications, Inc.  For more information, visit the Metro One Telecommunications website at www.metro1.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings.  The forward-looking statements should be considered in light of these risks and uncertainties.

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(Tables follow)

METRO ONE TELECOMMUNICATIONS, INC

Statements of Operations

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	6/30/2004	6/30/2003	6/30/2004	6/30/2003

Revenues	$43,539	$51,035	$87,068	$110,370

Costs and expenses:
Direct operating	24,174	28,981	49,717	62,494
Selling, general and administrative	25,030	36,829	50,985	56,028
	49,204	65,810	100,702	118,522

Loss from operations	(5,665)	(14,775)	(13,634)	(8,152)

Other income	292	186	411	399

Loss before income taxes	(5,373)	(14,589)	(13,223)	(7,753)
Income tax expense (benefit)	124	(5,409)	124	(2,683)

Net loss	$(5,497)	$(9,180)	$(13,347)	$(5,070)

Loss per common share:
Basic	$(0.22)	$(0.37)	$(0.54)	$(0.21)
Diluted	$(0.22)	$(0.37)	$(0.54)	$(0.21)

Shares used in per share calculation:
Basic	24,845	24,693	24,810	24,703
Diluted	24,845	24,693	24,810	24,703

METRO ONE TELECOMMUNICATIONS, INC

Balance Sheets

(Dollars in thousands)

	6/30/2004	12/31/2003

Cash and cash equivalents	$54,345	$44,381
Restricted cash	4,900	4,900
Accounts receivable	24,923	32,078
Prepaid costs and other current assets	6,045	15,944

Total current assets	90,213	97,303

Furniture, fixtures and equipment, net	53,653	62,187
Intangible assets	5,227	4,819
Other assets	477	575

Total assets	$149,570	$164,884

Accounts payable	$1,897	$3,146
Accrued liabilities	2,102	2,634
Accrued payroll and related costs	11,914	12,297

Total current liabilities	15,913	18,077

Deferred tax liability	3,799	3,799
Other long-term liabilities	721	670

Total liabilities	20,433	22,546

Common Stock	119,829	119,683
Retained earnings	9,308	22,655

Total shareholders’ equity	129,137	142,338

Total liabilities and shareholders’ equity	$149,570	$164,884